Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Monday, Jan. 25, 2016	Financial Contact: Christian Rothe, 612-623-6205 Media Contact: Charlotte Boyd, 612-623-6153 Charlotte_M_Boyd@graco.com

Graco Reports Record Fourth Quarter and Annual Sales and Earnings
Organic Growth and Acquisitions Contribute to Solid 2015 Performance

MINNEAPOLIS (Jan. 25, 2016) - Graco Inc. (NYSE: GGG) today announced results for the quarter and year ended Dec. 25, 2015.

Summary
$ in millions except per share amounts

	Quarter Ended			Year Ended
	Dec 25, 2015	Dec 26, 2014	% Change	Dec 25, 2015	Dec 26, 2014	% Change

Net Sales	$325.6	$306.0	6%	$1,286.5	$1,221.1	5%
Operating Earnings	76.1	69.5	10%	302.1	308.9	(2)%
Net Earnings	53.5	49.0	9%	345.7	225.6	53%
Diluted Net Earnings
per Common Share	$0.94	$0.80	18%	$5.86	$3.65	61%

•
Sales increased 6 percent for the quarter and 5 percent for the year. At consistent currency translation rates, sales increased 10 percent for both the quarter and the year, including growth from acquired operations of 4 percentage points for the quarter and 6 percentage points for the year, and organic growth of 6 percentage points for the quarter and 4 percentage points for the year.

•
Changes in currency translation rates reduced sales, operating earnings and net earnings by approximately $12 million, $7 million and $5 million, respectively, for the quarter and $58 million, $32 million and $20 million, respectively, for the year.

•	Non-recurring income tax benefits increased net earnings for the year by a total of $9 million, or $0.15 per diluted share.

•
In April, the Company sold the Liquid Finishing business assets acquired in 2012. Net earnings include Liquid Finishing-related after-tax investment income totaling $1 million ($0.01 per diluted share) for the quarter (from post-closing adjustments) and $141 million ($2.40 per diluted share) for the year. Net earnings in 2014 included after-tax Liquid Finishing investment income of $4 million ($0.05 per diluted share) for the quarter and $27 million ($0.43 per diluted share) for the year.

"Graco achieved record performance in 2015 as a result of the efforts of our employees and channel partners around the world," said Patrick J. McHale, Graco's President and CEO. "The fourth quarter and full year 2015 were Company records for annual and fourth quarter sales, net income and diluted earnings per share. In addition, this was the Company's eighteenth consecutive quarter of record same-quarter sales."

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Consolidated Results

Changes in currency translation rates reduced sales by approximately $12 million for the quarter and $58 million for the year, and decreased net earnings by approximately $5 million for the quarter and $20 million for the year.

Sales for the quarter increased 6 percent, with increases in all segments. Sales from operations acquired within the last 12 months totaled $13 million for the quarter, contributing 4 percentage points of growth. Organic sales at consistent translation rates increased 6 percent, with a 10 percent increase in the Americas, flat in EMEA and a 1 percent increase in Asia Pacific.

Sales for the year increased 5 percent, including an 11 percent increase in the Americas, partially offset by a 4 percent decrease in EMEA. Acquired operations contributed $67 million of incremental sales, representing 6 percentage points of growth. Organic sales at consistent translation rates increased 4 percent, driven by a 7 percent increase in the Americas.

Gross profit margin rates for the quarter and year were lower than rates in the comparable periods last year due mostly to changes in currency translation rates. Favorable effects of realized pricing and lower material costs offset the impact of lower average gross margin rates of acquired operations.

Total operating expenses for the quarter were flat compared to the fourth quarter last year and for the year they were $25 million (7 percent) higher than last year. Expenses of acquired operations totaled $6 million for the quarter and $27 million for the year. Spending related to regional and product expansion initiatives increased expenses for the year by approximately $4 million. Unallocated corporate expenses for the year increased $5 million, mostly from increases in pension, stock compensation and central warehouse costs. Changes in currency translation rates reduced operating expenses by approximately $3 million for the quarter and $16 million for the year.

In April, the Company sold the Liquid Finishing business assets acquired in 2012. Held separate investment income for the year includes the pre-tax gain on sale of $150 million, net of transaction and other related expenses, and dividends of $42 million. Net earnings for the quarter include after-tax net gain on the sale of $1 million ($0.01 per diluted share) from post-closing adjustments. Net earnings for the year include after-tax gain and dividends totaling $141 million ($2.40 per diluted share). Net earnings in 2014 included after-tax net investment income of $4 million ($0.05 per diluted share) for the quarter and $27 million ($0.43 per diluted share) for the year. No further Liquid Finishing dividends will be received.

The effective income tax rate of 27 percent for the quarter was consistent with the fourth quarter rate last year. Favorable effects of lower tax rates on foreign earnings were offset by the effect of post-tax dividends received in the fourth quarter of 2014. The federal R&D credit was reinstated in the fourth quarter and the Company recognized a full-year benefit of $3 million, consistent with the amount recognized in the fourth quarter of 2014. The effective income tax rate of 27 percent for the year was one percentage point lower than last year. A change in the Company's assertion with respect to reinvestment of foreign earnings decreased deferred income taxes related to undistributed foreign earnings by $7 million and reduced the effective tax rate for the year. Higher post-tax dividend income, favorable effects of lower tax rates on foreign earnings, and an additional non-recurring tax benefit of $2 million further reduced the effective tax rate for the year. Those reductions were partially offset by the tax rate effects of the gain on the sale of the Liquid Finishing business assets.

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Change in Financial Reporting Segments

Beginning with the first quarter of 2015, the Company revised the presentation of its financial reporting segments. Operations of the Process and the Oil and Natural Gas divisions, historically included in the Industrial segment, are now aggregated with the Lubrication division (formerly reported as a separate segment) in the newly-formed Process segment. This change aligns the types of products offered and markets served within the segments. Prior year segment information has been restated to conform to 2015 reporting.

A summary of the Company’s three reportable segments (Industrial, Process and Contractor) follows.

The Industrial segment includes our Industrial Products and Applied Fluid Technologies divisions. The Industrial segment markets equipment and pre-engineered packages for moving and applying paints, coatings, sealants, adhesives and other fluids. Markets served include automotive and vehicle assembly and components production, wood and metal products, rail, marine, aerospace, farm, construction, bus, recreational vehicles and various other industries.

The Process segment includes our Process, Oil and Natural Gas, and Lubrication divisions. The Process segment markets pumps, valves, meters and accessories to move and dispense chemicals, oil and natural gas, water, waste water, petroleum, food, lubricants and other fluids. Markets served include food and beverage, dairy, oil and natural gas, pharmaceutical, cosmetics, electronics, waste water, mining, fast oil change facilities, service garages, fleet service centers, automobile dealerships and industrial lubrication applications.

The Contractor segment remains unchanged. The Contractor segment markets sprayers for architectural coatings for painting, corrosion control, texture and line striping.

Segment Results

Certain measurements of segment operations are summarized below:

	Quarter			Year
	Industrial	Process	Contractor	Industrial	Process	Contractor

Net sales (in millions)	$167.1	$69.3	$89.1	$616.1	$273.6	$396.8
Percentage change
from last year
Sales	2%	11%	11%	(1)%	23%	6%
Operating earnings	5%	(6)%	33%	(1)%	(8)%	6%
Operating earnings as a
percentage of sales
2015	34%	13%	18%	33%	16%	22%
2014	34%	15%	15%	33%	21%	22%

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Industrial segment sales for the quarter increased 2 percent (7 percent at consistent translation rates). Sales in this segment increased 10 percent in the Americas, decreased 10 percent in EMEA (1 percent at consistent translation rates) and increased 4 percent in Asia Pacific (7 percent at consistent translation rates). Sales for the year decreased 1 percent, but increased 5 percent at consistent translation rates. Sales increased 6 percent in the Americas, decreased 12 percent in EMEA (increased 1 percent at consistent translation rates) and were flat in Asia Pacific (increased 4 percent at consistent translation rates). Operating margin rates for the Industrial segment for the quarter and year were consistent with last year.

Process segment sales for the quarter increased 11 percent (14 percent at consistent translation rates). Sales in this segment increased 10 percent in the Americas, 14 percent in EMEA and 9 percent in Asia Pacific. Sales for the year in this segment increased 23 percent (27 percent at consistent translation rates). Sales increases came from acquired operations including Alco Valves (acquired in October 2014), White Knight Fluid Handling and High Pressure Equipment (both acquired in January 2015). Organic sales at consistent translation rates were down 2 percent for the quarter and up 1 percent for the year. Lower average profit margins of acquired operations, changes in currency translation rates and incremental investment in oil and natural gas products led to decreases in operating margin rates for this segment.

Contractor segment sales for the quarter increased 11 percent (15 percent at consistent translation rates), with a 20 percent increase in the Americas partially offset by decreases in EMEA and Asia Pacific. Sales for the year in this segment increased 6 percent (9 percent at consistent translation rates). Sales increased 13 percent in the Americas, decreased 10 percent in EMEA (increased 2 percent at consistent translation rates) and decreased 14 percent in Asia Pacific (9 percent at consistent translation rates). Operating margin rate for the quarter was 3 percentage points higher than the comparable period last year due to volume leverage. Operating margin rate for the year was consistent with last year, with the unfavorable impact of currency translation rates offset by volume-related increases.

In April 2015, the Company sold the Liquid Finishing business assets acquired in 2012 that were held as a cost-method investment. Post-closing purchase price adjustments were recorded in the third and fourth quarters of 2015. The $150 million pre-tax gain on the sale, net of transaction and other related expenses, was included in investment income in the Company’s consolidated statements of earnings. Prior to the sale, income was recognized on dividends received from after-tax earnings of Liquid Finishing and also included in investment income. There was no dividend income in the fourth quarter of 2015 compared to $4 million in 2014. For the year, dividend income was $42 million in 2015 and $28 million in 2014. Results excluding Liquid Finishing investment income and expense provide a more consistent base of comparison to future results. A calculation of the non-GAAP measurement of net earnings excluding investment income and expense follows (in millions except per share amounts):

	Quarter Ended		Year Ended
	Dec 25, 2015	Dec 26, 2014	Dec 25, 2015	Dec 26, 2014

Net Earnings, as reported	$53.5	$49.0	$345.7	$225.6
Held separate investment (income), net	(0.9)	(3.2)	(191.6)	(26.0)
Income tax effect	0.3	(0.3)	50.2	(0.8)
Net Earnings, adjusted	$52.9	$45.5	$204.3	$198.8

Diluted earnings per share
As reported	$0.94	$0.80	$5.86	$3.65
Adjusted	$0.93	$0.75	$3.46	$3.22

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Outlook

"Throughout 2015, we were focused on achieving our full-year outlook of mid-single digit organic sales growth on a constant currency basis worldwide, as well as growth in all geographic regions and reportable segments. With the exception of a small decline in Asia Pacific, we met our 2015 outlook," said McHale. "During the fourth quarter of 2015 our incoming orders were similar to the prior year on an organic constant currency basis, reflecting a sequential weakening in demand growth. We continue to invest for long-term growth in our new product development, geographic expansion and market expansion initiatives. As we enter 2016, we are cautiously optimistic that our growth initiatives and end market exposure will help us achieve our outlook of low single digit organic constant currency growth for the first quarter and low-to-mid single digit growth for the full year 2016. While worldwide macroeconomic conditions and currency fluctuations remain a concern, we will drive for growth in every reportable segment and geography again in 2016. At current exchange rates, unfavorable changes in foreign currency translation rates create a full-year headwind of approximately 2 percent on sales and 5 percent on net income for 2016, with the largest headwind in the first half."

Cautionary Statement Regarding Forward-Looking Statements

The Company desires to take advantage of the “safe harbor” provisions regarding forward-looking statements of the Private Securities Litigation Reform Act of 1995 and is filing this Cautionary Statement in order to do so. From time to time various forms filed by our Company with the Securities and Exchange Commission, including our Form 10-K, our Form 10Qs and Form 8-Ks, and other disclosures, including our 2014 Overview report, press releases, earnings releases, analyst briefings, conference calls and other written documents or oral statements released by our Company, may contain forward-looking statements. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” and similar expressions, and reflect our Company’s expectations concerning the future. All forecasts and projections are forward-looking statements. Forward-looking statements are based upon currently available information, but various risks and uncertainties may cause our Company’s actual results to differ materially from those expressed in these statements. The Company undertakes no obligation to update these statements in light of new information or future events.

Future results could differ materially from those expressed due to the impact of changes in various factors. These risk factors include, but are not limited to: our Company’s growth strategies, which include making acquisitions, investing in new products, expanding geographically and targeting new industries; economic conditions in the United States and other major world economies; changes in currency translation rates; changes in laws and regulations; compliance with anti-corruption laws; new entrants who copy our products or infringe on our intellectual property; risks incident to conducting business internationally; the ability to meet our customers’ needs and changes in product demand; supply interruptions or delays; security breaches; political instability; results of and costs associated with, litigation, administrative proceedings and regulatory reviews incident to our business as well as indemnification claims under our asset purchase agreement with Carlisle Companies Incorporated, Carlisle Fluid Technologies, Inc., and Finishing Brands Holdings Inc.; the possibility of decline in purchases from few large customers of the Contractor segment; variations in activity in the construction and automotive industries; and natural disasters. Please refer to Item 1A of our Annual Report on Form 10-K for fiscal year 2014 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com and the Securities and Exchange Commission’s website at www.sec.gov. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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Investors should realize that factors other than those identified above and in Item 1A might prove important to the Company’s future results. It is not possible for management to identify each and every factor that may have an impact on the Company’s operations in the future as new factors can develop from time to time.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Tuesday, Jan. 26, 2016, at 10:00 a.m. CT, 11:00 a.m. ET, to discuss Graco’s fourth quarter results.

A real-time webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call on the Company’s website at www.graco.com. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call on Graco’s website, or by telephone beginning at approximately 1:00 p.m. CT on Jan. 26, 2016, by dialing 888-203-1112, Conference ID #2790548, if calling within the U.S. or Canada. The dial-in number for international participants is 719-457-0820, with the same Conference ID #. The replay by telephone will be available through Jan. 30, 2016.

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

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GRACO INC. AND SUBSIDIARIES
Consolidated Statement of Earnings (Unaudited)

	Quarter Ended		Year Ended
(in thousands, except per share amounts)	Dec 25, 2015	Dec 26, 2014	Dec 25, 2015	Dec 26, 2014
Net Sales	$325,557	$306,005	$1,286,485	$1,221,130
Cost of products sold	153,805	141,245	601,785	554,394
Gross Profit	171,752	164,760	684,700	666,736
Product development	13,579	13,897	58,559	54,246
Selling, marketing and distribution	51,931	51,440	201,855	194,751
General and administrative	30,166	29,958	122,161	108,814
Operating Earnings	76,076	69,465	302,125	308,925
Interest expense	4,190	4,903	17,643	18,733
Held separate investment (income), net	(891)	(3,194)	(191,635)	(25,951)
Other expense (income), net	(257)	715	1,404	1,070
Earnings Before Income Taxes	73,034	67,041	474,713	315,073
Income taxes	19,490	18,000	129,000	89,500
Net Earnings	$53,544	$49,041	$345,713	$225,573
Net Earnings per Common Share
Basic	$0.96	$0.83	$6.00	$3.75
Diluted	$0.94	$0.80	$5.86	$3.65
Weighted Average Number of Shares
Basic	55,898	59,388	57,610	60,148
Diluted	57,257	60,973	59,007	61,745

Segment Information (Unaudited)
(In thousands)

	Quarter Ended		Year Ended
	Dec 25, 2015	Dec 26, 2014	Dec 25, 2015	Dec 26, 2014
Net Sales
Industrial	$167,137	$163,239	$616,069	$622,343
Process	69,294	62,634	273,631	223,213
Contractor	89,126	80,132	396,785	375,574
Total	$325,557	$306,005	$1,286,485	$1,221,130
Operating Earnings
Industrial	$57,249	$54,746	$201,749	$203,910
Process	8,910	9,454	43,833	47,830
Contractor	15,897	11,995	86,447	81,892
Unallocated corporate (expense)	(5,980)	(6,730)	(29,904)	(24,707)
Total	$76,076	$69,465	$302,125	$308,925

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Dec 25, 2015	Dec 26, 2014
ASSETS
Current Assets
Cash and cash equivalents	$52,295	$23,656
Accounts receivable, less allowances of $10,400 and $8,100	225,509	214,944
Inventories	202,136	159,797
Investment in businesses held separate	—	421,767
Other current assets	29,077	19,374
Total current assets	509,017	839,538
Property, Plant and Equipment, net	178,437	161,230
Goodwill	394,488	292,574
Other Intangible Assets, net	227,987	176,278
Deferred Income Taxes	56,976	48,951
Other Assets	24,447	26,207
Total Assets	$1,391,352	$1,544,778
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Notes payable to banks	$15,901	$5,016
Trade accounts payable	40,505	39,306
Salaries and incentives	44,673	40,775
Dividends payable	18,447	17,790
Other current liabilities	75,090	69,850
Total current liabilities	194,616	172,737
Long-term Debt	392,695	615,000
Retirement Benefits and Deferred Compensation	137,457	136,812
Deferred Income Taxes	22,303	24,197
Other non-current liabilities	8,730	—
Shareholders’ Equity
Common stock	55,766	59,199
Additional paid-in-capital	398,774	384,704
Retained earnings	285,508	252,865
Accumulated other comprehensive income (loss)	(104,497)	(100,736)
Total shareholders’ equity	635,551	596,032
Total Liabilities and Shareholders’ Equity	$1,391,352	$1,544,778

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GRACO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Year Ended
	Dec 25, 2015	Dec 26, 2014
Cash Flows From Operating Activities
Net earnings	$345,713	$225,573
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	44,607	35,515
Deferred income taxes	(11,585)	329
Share-based compensation	19,224	17,249
Excess tax benefit related to share-based payment arrangements	(1,775)	(6,634)
Gain on sale of business	(149,894)	—
Change in
Accounts receivable	(18,276)	(26,557)
Inventories	(34,109)	(15,079)
Trade accounts payable	4,305	450
Salaries and incentives	(1,385)	1,520
Retirement benefits and deferred compensation	11,870	5,052
Other accrued liabilities	1,645	6,151
Other	(20,701)	(2,314)
Net cash from operating activities	189,639	241,255
Cash Flows From Investing Activities
Property, plant and equipment additions	(41,749)	(30,636)
Acquisition of businesses, net of cash acquired	(189,017)	(185,462)
Investment in businesses held separate	—	530
Proceeds from sale of assets	610,162	—
Investment in restricted assets	(9,518)	—
Other	61	(1,163)
Net cash used in investing activities	369,939	(216,731)
Cash Flows From Financing Activities
Borrowings (payments) on short-term lines of credit, net	11,216	(4,459)
Borrowings on notes and long-term line of credit	720,605	717,845
Payments on long-term line of credit	(942,910)	(511,215)
Payments of debt issuance costs	—	(890)
Excess tax benefit related to share-based payment arrangements	1,775	6,634
Common stock issued	18,835	30,199
Common stock repurchased	(274,503)	(195,326)
Cash dividends paid	(69,429)	(66,362)
Net cash from (used in) financing activities	(534,411)	(23,574)
Effect of exchange rate changes on cash	3,472	2,950
Net increase (decrease) in cash and cash equivalents	28,639	3,900
Cash and Cash Equivalents
Beginning of year	23,656	19,756
End of year	$52,295	$23,656

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